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                                                                Exhibit 99.17




SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (SIERRA PACIFIC DEVELOPMENT FUND) :

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

                                                                                                   THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                MARCH 31,  MARCH 31,
                                             -------------------------------------------------    ---------  ---------

(000'S)                                      1995        1996       1997       1998       1999       1999      2000
                                             -----      -----      -----      -----      -----      -----      -----
Earnings:
  Pretax income (loss)                       $(313)     $(302)     $(287)     $ (82)     $ (84)     $ (34)     $(118)

Fixed Charges:
  Interest expense                              70        164        160        157        153         39         73
                                             -----      -----      -----      -----      -----      -----      -----
                Total fixed charges             70        164        160        157        153         39         73

                Total earnings                (243)      (138)      (127)        75         69          5        (45)

                Total fixed charges             70        164        160        157        153         39         73

Ratio of earnings to fixed charges           (3.47)     (0.84)     (0.79)      0.48       0.45       0.13      (0.62)
                                             =====      =====      =====      =====      =====      =====      =====

  Deficiency to cover fixed charges            313        302        287         82         84         34        118
                                             =====      =====      =====      =====      =====      =====      =====
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